Exhibit 99.1

ATI Announces First Quarter 2016 Results

First Quarter 2016 Results

  Sales were $758 million, up 3% compared to fourth quarter 2015
    High Performance Materials & Components sales were $493 million, up 8%
    Flat Rolled Products sales were $265 million, down 6%
  Aerospace and Defense sales increased 12% and represented 52% of total ATI sales
    Commercial aerospace sales increased 20%
  Business segment results were a loss of $81 million
    High Performance Materials & Components segment operating profit improved nearly 40% to $29 million, or 5.9% of sales
      Impacted by $5 million of costs related to work stoppage and return-to-work provisions in the new labor agreement
    Flat Rolled Products segment operating loss was $110 million due to both weak market demand and operating inefficiencies during work stoppage and facility idling
      Impacted by $21 million of costs related to work stoppage and return-to-work provisions in the new labor agreement
  Net loss attributable to ATI was $101 million, or $(0.94) per share
    $26 million of pre-tax costs associated with the work stoppage and labor contract return-to-work provisions, or $(0.19) per share
    Low income tax rate benefit of 25.9% versus the statutory rate of 35% increased net loss by $12 million, or $(0.11) per share
    $9 million charge for Flat Rolled Products severance actions, or $(0.06) per share
  Adjusted net loss attributable to ATI was $63 million, or $(0.58) per share

PITTSBURGH--(BUSINESS WIRE)--April 26, 2016--Allegheny Technologies Incorporated (NYSE: ATI) reported first quarter 2016 sales of $758 million and a net loss attributable to ATI of $101 million, or $(0.94) per share. ATI’s first quarter 2016 results reflect a below-normal income tax rate benefit of 25.9%, increasing ATI’s net loss by $12 million, or $(0.11) per share, compared to the tax benefit that would apply at a standard U.S. federal 35% income tax rate.

ATI’s results reflect the ongoing restructuring and transformation of the Flat Rolled Products (FRP) business, including a previously announced $9 million first quarter 2016 charge for the reduction of approximately one-third of FRP’s salaried workforce through the elimination of over 250 positions. First quarter 2016 results also include $26 million of costs, $21 million of which impacted the FRP segment, associated with the work stoppage and the return to work of USW-represented employees following the March 2016 ratification of a new, four-year labor agreement. Excluding these items, first quarter 2016 results were a loss of $63 million, or $(0.58) per share.

“Commercial aerospace market sales increased 20% in the first quarter 2016 compared to the fourth quarter 2015. We saw double-digit demand growth from both jet engine and airframe customers of 15% and 30%, respectively,” said Rich Harshman, Chairman, President and Chief Executive Officer. “Sales of our titanium alloys grew 18%, sales of our nickel-based alloys and specialty alloys increased 12%, and sales of precision forgings, castings and components increased 12%, all compared to the fourth quarter 2015.

“ATI sales to the aerospace and defense market increased to 52% of total sales in the first quarter 2016 from 41% of total sales for the full year 2015. This market mix change is driven in large part by the growth of ATI’s next-generation mill products, forgings, and castings as well as legacy forgings and castings that are new to ATI, combined with our decision to reduce our production of heavily commoditized stainless sheet and GOES products. As a result of continuing weak demand, ATI sales to the oil & gas/chemical and hydrocarbon processing market were cut in half to 7% from 14%, using the same comparison period.”

  ATI’s sales to key global differentiated markets improved to 83% of ATI sales for the first quarter of 2016:
    Sales to the aerospace and defense markets were $397 million and represented 52% of ATI sales: 28% jet engine, 16% airframe, 8% government aero/defense.
    Sales to the electrical energy market were $73 million and represented 10% of ATI sales.
    Sales to the oil & gas/chemical and hydrocarbon processing industry market were $59 million and represented 7% of ATI sales: 4% oil & gas, 3% chemical and hydrocarbon processing industry.
    Sales to the automotive market were $52 million and represented 7% of ATI sales.
    Sales to the medical market were $50 million and represented 7% of ATI sales.
  Direct international sales represented 40% of ATI’s first quarter 2016 sales.
  Sales of high-value products (excluding grain-oriented electrical steel (GOES)) were 88% of ATI first quarter 2016 sales and increased 6.5% compared to the fourth quarter 2015.

“A new four-year labor agreement with USW-represented employees, mainly in our FRP business, was ratified on March 1, 2016, and these employees began returning to work in mid-March,” Harshman continued. “First quarter 2016 results were negatively impacted by the combination of reduced operating efficiencies during the work stoppage, and additional disruption to operations during the transition period from a temporary workforce to the return of our USW-represented employees. These conditions affected the FRP segment, as well as two plant locations in the High Performance Materials & Components (HPMC) segment. The new labor agreement includes important changes to retirement benefit programs, including a freeze to new entrants to ATI’s defined benefit pension plan and the elimination of retiree medical benefits for new employees. As a result of the changes, we will ratably recognize approximately $8 million of lower retirement benefit expense in the Flat Rolled Products segment in the March through December 2016 period.

“Market conditions were mixed in our HPMC segment. Demand from the commercial aerospace market increased. However, demand from the oil & gas and construction and mining markets remains depressed. Sales in our HPMC segment were $493 million in the first quarter 2016, an 8% increase compared to the fourth quarter 2015, while segment operating profit improved almost 40%, to $29 million, or 5.9% of sales. On an adjusted basis, HPMC segment operating profit in the first quarter 2016 was 6.9% of sales, excluding over $5 million in non-recurring operating costs at the affected facilities during the work stoppage, as well as return-to-work costs related to the new USW labor agreement. The results in this segment continue to be driven by growth in demand from the commercial aerospace market, including legacy and next-generation airplanes and jet engines.

“Flat Rolled Products segment sales were $265 million, down 6% compared to the fourth quarter 2015, and segment operating results were a loss of $110 million, compared to a loss of $120 million in the fourth quarter 2015. Segment results, which exclude $9 million of severance charges, reflect the continued challenging market conditions, primarily impacting commodity stainless and GOES flat-rolled products. In addition to the operating costs and inefficiencies discussed earlier, the first quarter was negatively impacted by higher operating costs as we moved through the process of reducing production levels and then idling our two facilities used in the production of commodity stainless sheet and GOES products. Falling raw material prices into the first quarter of 2016 continued to adversely affect FRP results, as pricing mechanisms that are designed to recover material costs fell faster than the length of the manufacturing cycle. First quarter 2016 FRP segment results also include approximately $7 million of costs associated with contractual obligations in the return-to-work agreement for represented employees, and approximately $14 million in non-recurring operating costs related to the work stoppage and labor agreement transition.

“In the first quarter 2016, we completed the previously-announced idling of the standard/commodity stainless melt shop and finishing operations at our Flat Rolled Products’ Midland, PA facility. The idling of our GOES operations, including the Bagdad, PA facility, will be completed by the end of this month. The future restart of these idled operations depends on future business conditions and ATI’s ability to earn an acceptable return on invested capital on products manufactured at these facilities.

“We continue the process of creating a smaller, more agile, streamlined, cohesive, and efficient flat-rolled products business that will be more focused on products and markets with significant technical barriers to entry. This strategy is beginning to show results, as FRP segment sales of Hot-Rolling and Processing Facility (HRPF)-enabled nickel-based alloys and specialty alloys increased 20% in the first quarter 2016 compared to the fourth quarter 2015.

“At March 31, 2016, cash on hand was $157 million and available additional liquidity under our domestic asset-backed credit facility was approximately $200 million. Managed working capital decreased $22 million at the end of March 2016 compared to year-end 2015, and decreased as a percentage of annualized sales, primarily due to inventory reductions in the FRP segment. We continue to estimate that 2016 capital expenditures will be less than $240 million, with $70 million paid in the first quarter 2016, over half of which related to the HRPF. Based on updated actuarial estimates, minimum funding requirements for the ATI Pension Plan through March 2017 are currently projected to be $31 million.

“Total debt to total capitalization was 45.4% at the end of the first quarter 2016 compared to 42.0% at year-end 2015, as we utilized our domestic credit facility to support capital expenditure requirements and ongoing operational needs during the FRP restructuring.”

Strategy and Outlook

“As previously stated, ATI’s results in 2016 will reflect two differently situated businesses. Our HPMC segment is beginning to realize the benefits of the growth phase of next-generation commercial airplanes and jet engines. We expect operating levels throughout our HPMC operations to continue to increase as we progress through 2016, driven primarily by the commercial aerospace market. We expect HPMC segment operating profit as a percentage of sales to return to double-digit levels by the second half of the year.

“In our FRP segment, second quarter 2016 results will reflect the ongoing rightsizing and restructuring activities during a period of continuing low raw material prices and uncertain end market demand. While base prices for stainless sheet products have improved, transaction prices remain very low by historical norms and the market for these products continues to be challenged by global overcapacity. As we continue to reposition this business to a higher value product mix, we expect shipments of our specialty coil and plate products to improve throughout 2016 and benefit from the HRPF capabilities, particularly for our 48”-wide nickel-based alloy sheet. We expect over $30 million in annualized savings from the salaried workforce reduction actions, which will begin to be fully realized in the third quarter 2016. As a result of these initiatives we expect the FRP segment to be modestly profitable in the second half of 2016.

“Cash generation from operations is a key focus for the remainder of 2016 and beyond. We expect to continue to use a portion of our asset-backed credit facility throughout 2016 as we execute our rightsizing actions in the FRP segment, and balance the working capital requirements of a smaller FRP business with increasing business volumes in HPMC.”

Quarterly Results	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2016 (a)	2015 (b)	2015
	In Millions

Sales	$757.5	$738.9	$1,125.5

Income (loss) attributable to ATI before charges	$(62.8)	$(59.6)	$10.0
Charges	(38.4)	(167.3)	—
Income (loss) attributable to ATI	$(101.2)	$(226.9)	$10.0

	Per Diluted Share

Income (loss) attributable to ATI before charges	$(0.58)	$(0.56)	$0.09
Charges	(0.36)	(1.56)	—
Income (loss) attributable to ATI	$(0.94)	$(2.12)	$0.09

(a)

Results for the three months March 31, 2016 include $26.4 million of pre-tax charges ($19.7 million after-tax), or $(0.19) per share, for costs associated with the work stoppage and return-to-work of USW-represented employees, and $9.0 million of pre-tax charges ($6.7 million after-tax), or $(0.06) per share, for severance charges in ATI’s Flat Rolled Products operations. Results also include $12.0 million, or $(0.11) per share, of below-normal income tax benefits compared to those that would apply at a standard 35% tax rate.

(b)	Results for the three months ended December 31, 2015 include $216.3 million pretax ($135.3 million after-tax, or $(1.26) per share), of impairment and restructuring charges, and Net Realizable Value (NRV) inventory charges of $51.2 million pretax ($32.0 million after-tax, or $(0.30) per share).

Percentage of Total ATI Sales	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
High-Value Products (excluding GOES)	2016	2015	2015
Nickel-based alloys and specialty alloys	29%	27%	29%
Titanium and titanium alloys	21%	18%	16%
Precision forgings, castings and components	18%	16%	13%
Precision and engineered strip	12%	14%	12%
Zirconium and related alloys	8%	9%	5%
Total High-Value Products	88%	84%	75%

First Quarter 2016 Financial Results

  Sales for the first quarter 2016 were $758 million, increasing 3% sequentially compared to the fourth quarter 2015, and decreasing 33% from the first quarter 2015. Compared to the fourth quarter 2015, sales increased 8% in the High Performance Materials & Components segment from higher shipments, particularly for titanium products. Flat Rolled Products segment sales decreased 6% compared to the fourth quarter 2015, due primarily to 25% lower shipments of standard stainless steel sheet products following the idling of the Midland finishing facility.
  Net loss attributable to ATI for the first quarter 2016 was $101.2 million, or $(0.94) per share, compared to a net loss of $226.9 million, or $(2.12) per share, for the fourth quarter 2015. Results for the first quarter 2016 include $38.4 million of after-tax charges, including $12.0 million, or $(0.11) per share, related to a below-normal tax rate, compared to the tax benefit that would apply using a standard 35% U.S. federal tax rate.
  Cash on hand was $156.9 million, and included borrowings of $150 million under the domestic secured credit facility. Cash flow used in operations for the first quarter 2016 was $61.5 million, and included a benefit of $22.2 million from lower managed working capital balances. Cash flow used in investing activities was $68.7 million, primarily for capital expenditures including the HRPF. Cash flow provided by financing activities was $137.3 million.

High Performance Materials & Components Segment

Market Conditions – First quarter 2016 compared to fourth quarter 2015

  Demand in the first quarter 2016 improved for many of our products compared to the fourth quarter 2015. Sales to the jet engine and airframe aerospace markets were up 15% and 29%, respectively. Demand also improved slightly from the electrical energy markets. Sales to the oil & gas/chemical and hydrocarbon processing industry market were 5% lower, as demand remained at low levels. Sales to the medical market were 6% lower, and sales to government defense market were 35% lower due primarily to the timing of orders under multi-year agreements. Sales of our titanium and titanium alloys increased 17%; sales of precision forgings, castings and components increased 13%; and sales of our nickel-based and specialty alloys increased 8%. Sales of zirconium and related alloys were 14% lower. International sales represented 43% of total segment sales for the first quarter 2016.

First quarter 2016 compared to first quarter 2015

  Sales decreased 9% to $493.0 million compared to the first quarter 2015 across all product forms, due to both lower shipment volumes and lower selling prices for most products, which include the effects of lower raw material surcharges. Sales of nickel-based and specialty alloys were 17% lower; sales of titanium and titanium alloys were 9% lower; sales of precision forgings, castings and components were 5% lower; and sales of zirconium and related alloys were down 2%.
  Segment operating profit was $29.1 million, or 5.9% of total sales, compared to $72.9 million, or 13.4% of total sales, for the first quarter 2015 primarily as a result of lower utilization based on weak demand from the oil & gas/chemical and hydrocarbon processing industry market. Segment results continued to be negatively impacted by low operating rates at our Rowley, UT titanium sponge facility, and also included $5.3 million of costs in the first quarter 2016 related to the work stoppage and return-to-work of represented employees.

Flat Rolled Products Segment

Market Conditions – First quarter 2016 compared to fourth quarter 2015

  Demand improved in the aerospace and defense markets, and stabilized in the oil & gas/chemical and hydrocarbon processing industry market, compared to the fourth quarter 2015. Sales to the automotive and electrical energy markets were lower, as expected, following the announced idlings of commodity stainless sheet melt and finishing and GOES facilities, which make products that serve these end markets. Compared to the fourth quarter 2015, sales of high-value products were slightly higher, led by a 20% increase in sales of nickel-based and specialty steel alloys. First quarter 2016 Flat Rolled Products segment titanium shipments, including Uniti joint venture conversion, increased 20% compared to the fourth quarter 2015, although at continued low demand levels due to weak demand from global industrial markets. Standard stainless (sheet and plate) products sales were 22% lower, compared to the fourth quarter 2015. International sales represented 34% of total segment sales for the first quarter 2016.

First quarter 2016 compared to first quarter 2015

  Sales were $264.5 million, 55% lower than the first quarter 2015, due to lower shipments and lower prices across all flat-rolled product categories. Shipments of high-value products were 34% lower, led by a 55% reduction in GOES volume. Shipments of standard stainless products decreased 61%. Average selling prices decreased 16% for high-value products and 24% for standard stainless products. Significantly lower raw material surcharges versus year-ago levels contributed to the decline in sales and selling prices. Flat Rolled Products segment shipment information is presented in the attached Selected Financial Data – Mill Products table.
  Segment operating loss was $109.6 million, or (41.4%) of sales, compared to a first quarter 2015 loss of $6.8 million, or (1.2%) of sales. Segment operating results in 2016 were primarily driven by the lower shipment volumes and selling prices, and also included $21.1 million of costs associated with the work stoppage and return-to-work of represented employees.

Income Taxes

  The first quarter 2016 benefit for income taxes was $34.2 million, or 25.9% of the pre-tax loss, compared to a 37.8% tax rate benefit in the fourth quarter 2015. The decrease in the tax rate benefit for 2016 compared to the prior year, or to a standard 35% U.S. federal tax rate, was primarily the result of ATI’s inability to record a tax benefit on certain state tax attributes.

ATI will conduct a conference call with investors and analysts on Tuesday, April 26, 2016, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the ATI website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical and hydrocarbon processing industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) continued decline in, or volatility of, prices, and availability of supply, of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) labor disputes or work stoppages; and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2015, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $3.4 billion for the twelve month period ending March 31, 2016. ATI employees use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil & gas/chemical and hydrocarbon process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2016	2015	2015

Sales	$757.5	$738.9	$1,125.5

Cost of sales	790.7	836.4	1,016.0
Gross profit (loss)	(33.2)	(97.5)	109.5

Selling and administrative expenses	62.6	40.8	63.1
Impairment of goodwill	-	126.6	-
Restructuring charges	9.0	64.3	-
Operating income (loss)	(104.8)	(329.2)	46.4
Interest expense, net	(28.3)	(29.2)	(26.7)
Other income (expense), net	0.8	(0.7)	0.9
Income (loss) before income taxes	(132.3)	(359.1)	20.6
Income tax provision (benefit)	(34.2)	(135.8)	8.0
Net income (loss)	$(98.1)	$(223.3)	$12.6
Less: Net income attributable to noncontrolling interests	3.1	3.6	2.6
Net income (loss) attributable to ATI	$(101.2)	$(226.9)	$10.0

Basic net income (loss) attributable to ATI per common share	$(0.94)	$(2.12)	$0.09

Diluted net income (loss) attributable to ATI per common share	$(0.94)	$(2.12)	$0.09

Weighted average common shares outstanding -- basic (millions)	107.3	107.3	107.2
Weighted average common shares outstanding -- diluted (millions)	107.3	107.3	108.0
Actual common shares outstanding -- end of period (millions)	108.9	109.2	109.2

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended
	March 31	December 31	March 31
	2016	2015	2015
Sales:
High Performance Materials & Components	$493.0	$457.3	$542.8
Flat Rolled Products	264.5	281.6	582.7

Total External Sales	$757.5	$738.9	$1,125.5

Operating Profit (Loss):

High Performance Materials & Components	$29.1	$21.0	$72.9
% of Sales	5.9%	4.6%	13.4%

Flat Rolled Products	(109.6)	(120.1)	(6.8)
% of Sales	-41.4%	-42.6%	-1.2%

Operating Profit (Loss)	(80.5)	(99.1)	66.1
% of Sales	-10.6%	-13.4%	5.9%

LIFO and net realizable value reserves	-	0.1	-

Corporate expenses	(11.0)	(11.1)	(12.8)

Closed company and other expenses	(3.5)	(3.5)	(6.0)

Impairment of goodwill	-	(126.6)	-

Restructuring and other charges	(9.0)	(89.7)	-

Interest expense, net	(28.3)	(29.2)	(26.7)

Income (loss) before income taxes	$(132.3)	$(359.1)	$20.6

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	March 31,	December 31,
	2016	2015
ASSETS

Current Assets:
Cash and cash equivalents	$156.9	$149.8
Accounts receivable, net of allowances for doubtful accounts	442.4	400.3
Inventories, net	1,166.3	1,271.6
Prepaid expenses and other current assets	35.1	45.9
Total Current Assets	1,800.7	1,867.6

Property, plant and equipment, net	2,962.1	2,928.2
Goodwill	648.6	651.4
Other assets	307.7	304.5

Total Assets	$5,719.1	$5,751.7

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$340.4	$380.8
Accrued liabilities	291.3	292.0
Pension liabilities	40.5	9.8
Short term debt and current portion of long-term debt	156.5	3.9
Total Current Liabilities	828.7	686.5

Long-term debt	1,492.7	1,491.8
Accrued postretirement benefits	328.3	359.2
Pension liabilities	799.0	833.8
Deferred income taxes	59.1	75.6
Other long-term liabilities	106.8	108.3
Total Liabilities	3,614.6	3,555.2

Redeemable noncontrolling interest	6.1	12.1

Total ATI stockholders' equity	1,995.2	2,082.8
Noncontrolling interests	103.2	101.6
Total Equity	2,098.4	2,184.4

Total Liabilities and Equity	$5,719.1	$5,751.7

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)
	Three Months Ended
	March 31
	2016	2015

Operating Activities:

Net income (loss)	$(98.1)	$12.6

Depreciation and amortization	44.1	45.6
Deferred taxes	(38.7)	5.0
Change in managed working capital	22.2	(79.4)
Change in retirement benefits	7.4	2.5
Accrued liabilities and other	1.6	25.7
Cash provided by (used in) operating activities	(61.5)	12.0
Investing Activities:
Purchases of property, plant and equipment	(69.5)	(22.6)
Asset disposals and other	0.8	0.1
Cash used in investing activities	(68.7)	(22.5)
Financing Activities:
Payments on long-term debt and capital leases	(0.2)	(0.3)
Net borrowings under credit facilities	152.2	-
Dividends paid to shareholders	(8.6)	(19.3)
Acquisition of noncontrolling interests	(6.1)	-
Taxes on share-based compensation and other	-	(1.4)
Cash provided by (used in) financing activities	137.3	(21.0)
Increase (decrease) in cash and cash equivalents	7.1	(31.5)
Cash and cash equivalents at beginning of period	149.8	269.5
Cash and cash equivalents at end of period	$156.9	$238.0

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended
	March 31	December 31	March 31
	2016	2015	2015
Shipment Volume:

Flat Rolled Products (000's lbs.)
High value	84,789	86,155	129,203
Standard	67,036	89,397	171,154
Flat Rolled Products total	151,825	175,552	300,357

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$2.32	$2.26	$2.75
Standard	$0.98	$0.94	$1.30
Flat Rolled Products combined average	$1.73	$1.59	$1.93

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31	December 31	March 31
	2016	2015	2015

Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$(101.2)	$(226.9)	$10.0

Redeemable noncontrolling interest	-	-	(0.1)
Numerator for Dilutive net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$(101.2)	$(226.9)	$9.9

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	107.3	107.3	107.2
Effect of dilutive securities:
Share-based compensation	-	-	0.8
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average assuming conversions	107.3	107.3	108.0

Basic income (loss) attributable to ATI per common share	$(0.94)	$(2.12)	$0.09

Diluted income (loss) attributable to ATI per common share	$(0.94)	$(2.12)	$0.09

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	March 31	December 31
	2016	2015

Accounts receivable	$442.4	$400.3
Inventory	1,166.3	1,271.6
Accounts payable	(340.4)	(380.8)
Subtotal	1,268.3	1,291.1

Allowance for doubtful accounts	4.6	4.5
LIFO reserve	(136.1)	(136.4)
Inventory reserves	206.4	206.3
Corporate and other	0.1	-
Managed working capital	$1,343.3	$1,365.5

Annualized prior 3 months sales	$3,030.0	$2,955.6

Managed working capital as a % of annualized sales	44.3%	46.2%

March 31, 2016 change in managed working capital	$(22.2)

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	March 31	December 31
	2016	2015

Total debt (a)	$1,658.3	$1,505.2
Less: Cash	(156.9)	(149.8)
Net debt	$1,501.4	$1,355.4

Net debt	$1,501.4	$1,355.4
Total ATI stockholders' equity	1,995.2	2,082.8
Net ATI capital	$3,496.6	$3,438.2

Net debt to ATI capital	42.9%	39.4%

Total debt (a)	$1,658.3	$1,505.2
Total ATI stockholders' equity	1,995.2	2,082.8
Total ATI capital	$3,653.5	$3,588.0

Total debt to total ATI capital	45.4%	42.0%

(a) Excludes debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004